Exhibit 10.1

By email

Philip Moyer

Philadelphia, PA

March 26, 2024

Re:           Offer of Employment

Dear Philip,

We are excited to offer you a Chief Executive Officer position at Vimeo, Inc. (“Vimeo”, the “Company” or “we”). This letter agreement (“Agreement”) serves to confirm the terms and conditions of your employment at Vimeo.

POSITION: Your title is Chief Executive Officer (CEO). You will report to the Chairman of the Board of Directors (the “Board”). You will be employed remotely in Philadelphia, PA, however you will be expected to travel regularly to the Company’s headquarters in New York, NY. Your start date is April 8, 2024, provided that you and the Company may mutually agree to an earlier start date. You will receive information regarding your new hire orientation via email.

DUTIES: During your at-will employment, you will devote your full business time, attention, and energies to the performance of such duties as the Company assigns to you commensurate with your position. You will be directly responsible to such person(s) as the Company may designate from time to time, and it will be your responsibility to keep such person(s) timely informed of your progress with respect to your duties hereunder. You will be expected to work longer hours if required.

COMPENSATION: Your base salary will be $600,000 per year, payable bi-weekly (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).

You will be eligible for a discretionary annual bonus. Your bonus target range is 100% to 200% of your base salary. Any bonus is discretionary and will be determined by the Compensation and Human Capital Management Committee (the “Committee”) of the Board based upon the Company’s performance overall and your own performance, as well as other factors determined by the Committee. Bonuses are paid in the first quarter of the year following the measurement year (e.g., 2024’s bonus will be paid in Q1 2025), subject to your continuous employment through the payment date. Your first year’s bonus will be prorated based on the number of days you work for the Company in 2024.

DEDUCTIONS: The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.

SEVERANCE: If your employment is terminated by the Company without Cause at any time or by you for Good Reason during your employment, you will receive severance equal to (A) at least twelve (12) months of your then-current salary, and (B) health benefits coverage for twelve (12) months coverage provided through COBRA, provided, however, if you do not use all or part of such health benefits (e.g., in the event you find another position), you will not receive cash in lieu of such benefits. For the purposes of this paragraph, the terms “Cause” and “Good Reason” have the meanings set forth in the Plan (excluding any references to a change of control).

The Company, at its option, may provide severance through salary continuance or through a lump sum amount or a combination of both, provided that any amounts that are not exempt from Section 40A of the Internal Revenue Code, as amended (the “Code”) will be paid in a lump sum within sixty (60) days following your termination of employment. To be entitled to any severance hereunder, you must (a) execute the Company’s standard severance agreement; and (b) if the Company so requests, continue working for up to eight (8) weeks after the notice by the Company of your termination to ensure an orderly transition, provided that any additional service period shall not reduce the severance amount.

SIGN-ON BONUS: The Company will pay you a one-time sign-on bonus equal to $300,000 within 30 days after your start date. If you are terminated for Cause or resign for a reason other than for Good Reason as defined in the Plan (defined below), in each case, before the one (1) year anniversary of your start date, you shall repay this amount to the Company within 30 days after your termination date.

EQUITY: Subject to approval by the Committee, following your start date, you will be awarded 1,680,439 Vimeo restricted stock units (“RSUs”). The RSUs will vest as follows: (i) during the first year, one-sixth of the RSUs shall vest every six months, and (ii) thereafter, the RSUs shall vest annually in two (2) equal installments, each equal to one-third of the RSUs. Vesting will commence on your start date. Your RSU award will be set forth in an award notice. Once granted, the RSU award will be governed exclusively by the award notice and the Vimeo, Inc. 2021 Stock and Annual Incentive Plan, as amended and restated (the “Plan”), and not this offer letter. Except as set forth in your award notice or the Plan, to be entitled to each tranche of your award, you must have been continuously employed by the Company (or one of its subsidiaries) through its respective vesting date.

BENEFITS: You will be eligible for coverage under the Company’s then-current healthcare and insurance plans and other benefits that are provided to full-time U.S. employees beginning on your start date. You will automatically be enrolled in the 401(k) Retirement Plan approximately 45 days following your start date at a 10% pre-tax deferral rate unless you make an election or opt out of the plan beforehand. You may change the paycheck deduction rate at any time on a prospective basis. All benefits are governed exclusively by the terms and conditions of their applicable plans or policies and are subject to change.

For a full description of the benefits that we offer, including our paid time off policies, please see the Benefits and Perks overview (provided separately). All benefits are governed exclusively by the terms and conditions of their applicable plans or policies.

CODE OF CONDUCT: During your employment, you must comply with the Company’s Code of Conduct1 and other policies and procedures as they may exist from time to time.

RESTRICTIVE COVENANTS: You will comply with the restrictive covenants set forth in Schedule A hereto.

CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-SOLICITATION AGREEMENT: You will execute the Company’s standard Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement (attached) upon or before commencing employment.

LEGAL COMPLIANCE: You represent and warrant that you are able to work for the Company and will not be breaching any law by doing so.

MISCELLANEOUS: This offer letter shall be governed by the law of the State of New York without regard to principles of conflicts of law. This offer letter supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment.

1 Available at https://investors.vimeo.com/static-files/51fd1f5a-9ffc-402a-bedb-cf35308c0af3.

SECTION 409A: The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and identified payment for purposes of Section 409A of the Code. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with the Company or its affiliates for purposes of any payments under this Agreement which are subject to Section 409A of the Code until you would be considered to have incurred a “separation from service” from the Company or its affiliates within the meaning of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between you and the Company and its affiliates during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death).

AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an “at will” basis, and nothing contained herein shall be construed as establishing a contract of employment between the Company and you.

BINDING ARBITRATION: You and the Company agree that any dispute relating to or arising out of your employment relationship, excluding disputes arising from any breach of the Employee Confidentiality, Intellectual Property, and non-Solicitation Agreement or a claim by you of sexual assault or harassment, shall be fully and finally resolved by MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County, New York pursuant to its then-current Employment Dispute Resolution Rules.2

Any lawsuit asserting a non-arbitrable claim or seeking to enforce this arbitration clause shall be commenced in the state or federal courts located in King County, Washington. To the extent permitted by law, you and the Company waive the right to a trial by jury.

* * *

2 Available at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf.

Please acknowledge your acceptance of these terms by signing where indicated below. If you have any questions at all, please feel free to contact me directly.

Philip, we look forward to working with you and we are confident that your career with us will be rewarding.

Sincerely,

VIMEO, INC.

/s/ Glenn Schiffman
By: Glenn Schiffman
Chairman of the Board of Directors

AGREED AND ACCEPTED:

/s/ Philip Moyer
Philip Moyer
Date: March 26, 2024

Schedule A

Restrictive Covenant

In consideration of the compensation and benefits promised by the Company in the foregoing letter agreement, you, Philip Moyer (“you”), agree to the covenants set forth below.

I.	ACKNOWLEDGEMENT. By virtue of your role as Chief Executive Officer, you have access to and will continue to have access to and possess trade secrets and other non-public information about the Company and its operations (“Confidential Information”) including but not limited to:

-the Company’s business strategy and plans

-the Company’s finances and financial projections

-the Company’s product roadmap

-the Company’s M&A strategy

-Company employees

-Customers and business partners of the Company

You recognize that such Confidential Information is of substantial value to the Company in developing its businesses and in securing and retaining customers.

II.	RESTRICTED PERIOD. The “Restricted Period” means the period of your employment at the Company plus a period of eighteen (18) months thereafter. You agree that this period is fair and reasonable given the nature of your role, and the amount and nature of the Confidential Information that you will have access to.

III.	TERRITORY. The covenants herein apply worldwide. Because the Company operates a global business and because its competitors operate globally, you agree that this territory is fair and reasonable.

IV.	NON-COMPETITION.

A.	You hereby agree and covenant that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

B.	A “Competitive Activity” means any business or other endeavor whose primary business model involves the hosting, distribution, or creation of video content using software-based online means, regardless of monetization model, distribution method, or target market.

C.	You shall be considered to have become “associated with a Competitive Activity” if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual or entity that is engaged in a Competitive Activity.

D.	Notwithstanding the foregoing, you may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the Nasdaq National Market System if you are not otherwise affiliated with such corporation.

V.	NON-SOLICITATION OF EMPLOYEES. You agree that, during the Restricted Period, you will not, without the Company’s prior written consent, hire or directly or indirectly solicit or recruit any employee of the Company (or a subsidiary thereof) for the purpose of being employed by you or by any individual or entity on whose behalf you are acting as an agent, representative or employee and that you will not convey any such Confidential Information about employees of the Company (or a subsidiary thereof) to any other person except within the scope of your duties hereunder.

VI.	NON-SOLICITATION OF CUSTOMERS AND BUSINESS PARTNERS. During the Restricted Period, you shall not, without the prior written consent of the Company, persuade or encourage any customers or business partners of the Company (or a subsidiary thereof) to (a) cease doing business with the Company (or a subsidiary thereof); or (b) to enter into any transaction with you or your new employer or affiliates.

VII.	GENERAL TERMS.

A.	ENTIRE AGREEMENT. The offer letter and this Schedule shall be read together as a whole agreement (collectively, the “Agreement”). This Agreement constitutes the entire agreement between the parties and, except as otherwise explicitly set forth in this Agreement, it supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. To the extent that the Employee Confidentiality and Intellectual Property Agreement contains any non-solicit provisions, the non-solicit provisions set forth in this Restrictive Covenant Agreement shall control.

B.	SURVIVAL. The restrictive covenants contained herein shall survive the termination or expiration of your employment for the periods set forth herein.

C.	SEVERABILITY. In the event that a court of competent jurisdiction determines that any provision of this Schedule is unreasonable or otherwise in violation of any law or public policy, only the portions of the Schedule that violate such law or public policy shall be stricken. All portions of this Schedule that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Schedule shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties.

D.	WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Schedule shall not be modified in any respect except by a writing executed by each party hereto.